Exhibit 4.8

SECOND AMENDMENT TO LOAN AGREEMENT

(INTELLINETICS, INC.)

THIS SECOND AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is entered into on August 15, 2014, between the Director of the Ohio Development Services Agency, formerly known as the Department of Development of the State of Ohio (the “Director”) and Intellinetics, Inc., an Ohio corporation (the “Borrower”).

Background Information

A.	On or about June 3, 2011, the Director and the Borrower executed a Loan Agreement (the “Original Loan Agreement”) whereby the Director provided an Innovation Ohio Fund loan (the “Loan”) in the amount of up to $750,000 to the Borrower to undertake the Project as set forth in the Loan Agreement. The Borrower executed and delivered to the Director a Cognovit Promissory Note in the same amount that documented the Borrower’s repayment of the Loan.

B.	On or about August 13, 2012, the Director and the Company executed a First Amendment to the Loan Agreement modifying quarterly reporting and annual reporting terms of the Original Loan Agreement (the “First Amendment”). This Amendment, together with the Original Loan Agreement and First Amendment shall collectively be referred to as the “Loan Agreement.”

C.	The Borrower has requested the documents be amended to modify the number of retained jobs and created jobs due under the Loan Agreement.

D.	The Director has reviewed the Borrower’s request and has agreed to the request upon the terms and conditions of this Amendment.

Agreement

In consideration of the representations and mutual promises made herein, the benefits accruing to the parties herein, and the obligations continuing hereunder, the parties agree that:

1.	Capitalized Terms. All capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Loan Agreement.

2.	Amendment to Section 4.1. The second paragraph of Section 4.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

The Company has represented that the Loan will permit the Company to secure nineteen (19) not at-risk full-time jobs at the Project Site, and create an estimated twelve (12) new full-time jobs and employment opportunities at the Project Site by December 31, 2015. If the Company fails, for reasons other than Market Conditions, to retain and create an aggregate of at least twenty-five (25) such jobs and employment opportunities, the interest rate on the outstanding balance of the Loan shall, at the option of the Director, increase to ten percent (10%) per annum.

3.	Representations and Warranties. The Borrower represents and warrants the following to the Director:

(a)	The execution, delivery and performance by the Borrower of this Amendment and the transactions contemplated herein (i) are and will be within the powers of Borrower, (ii) have been authorized by all necessary actions of Borrower, (iii) are not and will not be in contravention of any order of any court or other agency of government, or of any law to which Borrower or any property of Borrower is bound, and (iv) are not and will not be in conflict with, or result in a breach of or constitute (with due notice and/or lapse of time) a default under the articles of organization or other organizational documents, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or any property of Borrower is bound;

(b)	This Amendment and any other agreements executed and delivered in connection herewith shall be valid, binding and enforceable against Borrower in accordance with their respective terms except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(c)	Each of the representations and warranties contained in, and each of the exhibits and/or schedules attached to the Loan Agreement, as amended, and the Loan Documents are true, correct and complete in all material respects as of the date hereof;

(d)	No event or condition, which has or is likely to have a material adverse effect as to Borrower has occurred from the Closing Date to the date hereof; and

(e)	Upon the effectiveness of this Amendment, no default or Event of Default is outstanding under the Loan Agreement or any of the Loan Documents.

4.	Confirmation of Security Interests. The Borrower confirms and agrees that all prior security interests and liens granted to the Director in all existing and future assets of the Borrower remain unimpaired and in full force and effect and shall continue to cover and secure all the Borrower’s obligations to the Director. Borrower further confirms and represents that any and all of the Project Equipment remains free and clear of all liens other than those in favor of the Director and as otherwise permitted in the Loan Documents. Nothing contained herein is intended to in any way impair or limit the validity, priority or extent of the Director’s security interest in and liens upon the collateral of Borrower.

5.	Obligations Absolute. Borrower covenants and agrees (a) to pay the balance of any principal, together with all accrued interest, as specified above in connection with any promissory note executed and evidencing any indebtedness incurred in connection with the Loan Agreement, as modified by this Amendment, pursuant to the terms set forth therein and (b) to perform and observe covenants, agreements, stipulations and conditions on its part to be performed hereunder or under the Loan Agreement and all other documents executed in connection herewith or thereof.

6.	No Set-Offs. Borrower hereby declares that Borrower has no set-offs, counterclaims, defenses or other causes of action against the Director arising out of the Loan Agreement or any of the Loan Documents, and to the extent any such set-offs, counterclaims, defenses or other causes of action may exist, whether known or unknown, such items are hereby waived by the Borrower.

7.	Release. Borrower hereby releaseS, waiveS and forever relinquishES all claims, demands, obligations, liabilities and causes of action of whatever kind or nature, whether known or unknown, including any so-called “Director liability” claims or defenses which it HAS, may have, or might assert now or in the future against the Director and/or ITS respective officers, directors, employees, agents, attorneys, accountants, consultants, successors, and assigns (individually, a “Releasee” and collectively, the “Releasees”), directly or indirectly, arising out of, based upon, or in any manner connected with (A) any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, or was taken or permitted prior to the execution of this Amendment with respect to Borrower’S Obligations TO the director, the LOAN Agreement, the other LOAN Documents, Borrower’S indebtedness TO the Director, or the administration thereof, (B) any discussions, commitments, negotiations, conversations, or communications with respect to Borrower’S Obligations TO the director or (C) any thing or matter related to any of the foregoing prior to the execution of this Amendment. The inclusion of this paragraph in this Amendment and the execution of this Amendment by the director does not constitute an acknowledgment or admission by the director of liability for any matter, or a precedent upon which any liability may be asserted.

8.	Non-Waiver. This Amendment does not obligate the Director to agree to any other extension or modification of the Loan Agreement or other Loan Documents nor does it constitute a course of conduct or dealing on behalf of the Director or a waiver of any other rights or remedies of the Director. No omission or delay by the Director in exercising any right or power under the Loan Agreement, this Amendment or any related instruments, agreements or documents will impair such right or power or be construed to be a waiver of any default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and then only to the extent specified.

9.	Incorporation. This Amendment is incorporated by reference into, and made part of, the Loan Agreement which, except as expressly modified herein, remains in full force and effect in accordance with its terms.

10.	No Modification. No modification of this Amendment or of any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

11.	Headings. The headings of any section or paragraph of this Amendment are for convenience only and shall not be used to interpret any provision of this Amendment.

12.	Successors and Assigns. This Amendment will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.	Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of Ohio, excluding the provisions related to conflicts of laws.

14.	Severability. The provisions of this Amendment are to be deemed severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

15.	Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of signatures sent by facsimile transmission or provided electronically in portable document format (“PDF”) shall be deemed to be originals for purposes of execution and proof of this Amendment.

IN WITNESS WHEREOF, the Director and the Borrower have caused this Amendment to be duly executed by their duly authorized representatives, all effective as of the date first set forth above.

DIRECTOR:	BORROWER:

Ohio Development Services Agency,	Intellinetics, Inc.,
State of Ohio	an Ohio corporation
David Goodman, Director

By: /s/ David Goodman	By: /s/ Matthew L. Chretien

Name: David Goodman	Name: Matthew L. Chretien

Title: Director	Title: President and CEO

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